NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 14, 2011, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 3, 2011 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between ProLogis and AMB Property Corporation became effective at 12:01 AM on June 3, 2011. Each share of 6 3/4% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest of ProLogis was converted for one (1) (new) share of Prologis, Inc. (Name changed from AMB Property Corporation) 6 3/4% Series R Sumulative Redeemable Preferred Stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 3, 2011.